Exhibit 10.1

REVOLVING CREDIT AGREEMENT
AMONG
K12 INC.,
SCHOOL LEASING CORPORATION,
AND
AMERICAN SCHOOL SUPPLY CORPORATION
AND
PNC BANK, NATIONAL ASSOCIATION
AS LENDER AND L/C ISSUER

December 21, 2006

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EXHIBITS

Exhibit	Description	Section
A	Form of Compliance Certificate	1.1
B	Notice of Borrowing	2.4	(a)
C	Notice of Continuation/Conversion	2.4	(a)
D	Form of Promissory Note	2.10	(a)
SCHEDULES

Schedule	Description	Section
6.11	Existing Indebtedness	1.1
5.4	No Material Adverse Change	5.4
5.5	Litigation and Other Controversies	5.5
5.10	Subsidiaries	5.10
5.17	Capitalization	5.17
5.21	Affiliate Transactions	5.21
6.12(i)	Liens Securing Existing Indebtedness	6.12	(i)

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REVOLVING CREDIT AGREEMENT
     This Revolving Credit Agreement dated December 21, 2006, is among K12 Inc., a Delaware corporation (“Parent”), School Leasing Corporation, a Delaware corporation, and American School Supply Corporation, a Delaware corporation (together with Parent, collectively, and individually, each “Borrower”) and PNC Bank, National Association, a national banking association as Lender and L/C Issuer.
     Borrower has requested, and Lender has agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:
     1. Definitions; Interpretation.
          1.1 Definitions. The following terms when used herein shall have the following meanings:
          “Accumulated Cash” means, at any measurement date, the total of (a) (1) with respect to the December 31, 2006 measurement date, $8,638,000 and (2) with respect to all other measurement dates, Accumulated Cash at the end of the Fiscal Quarter preceding the measurement date plus (b) EBITDA for the Fiscal Quarter ended on the measurement date minus (c) the sum of (1) 1.2 times Fixed Charges for the Fiscal Quarter ended on the measurement date and (2) Product Development Expenditures for the Fiscal Quarter ended on the measurement date and (3) Permitted Acquisition Cash Purchase Price for the Fiscal Quarter ended on the measurement date. Solely for purposes of determining Accumulated Cash, EBITDA for the Fiscal Quarter ended June 30, 2007 shall be increased by $3,000,000 (which amount shall remain in Accumulated Cash for all calculations made thereafter), and EBITDA for the Fiscal Quarter ended September 30, 2007 shall be reduced by $3,000,000 (which amount shall remain in Accumulated Cash for all calculations made thereafter).
          “Acquired Business” means the entity or assets acquired by any Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.
          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person (other than a Person that is a Subsidiary prior to such transaction or series of transactions), or of any business or division of a Person (other than a Person that is a Subsidiary prior to such transaction or series of transactions), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary prior to such transaction or series of transactions), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary prior to such transaction or series of transactions), provided that a Borrower or the Subsidiary is the surviving entity.
          “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one minus the Reserve Percentage.

          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 40% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 40% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
          “Agreement” means this Revolving Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
          “Applicable Margin” means, with respect to Loans and letter of credit fees payable under Section 2.11, expressed in basis points:

	Level I	Level II	Level III
	Borrower’s Total	Borrower’s Total	Borrower’s Total
	Debt to EBITDA is	Debt to EBITDA is	Debt to EBITDA is
	less than or equal	greater than 1.0 to	greater than 2.0 to
	to1.0 to 1.	1 but less than or	1
		equal to 2.0 to 1.
Commitment Fee	15.0	20.0	25.0

Eurodollar Loans	125.0	150.0	175.0

Base Rate Loans	0.0	0.0	0.0
          Changes to the Applicable Margin shall be effective with respect to Base Rate Loans and letter of credit fees on the first day of the month following the Lender’s receipt of Parent’s financial statements required by Section 6.1 for the applicable Fiscal Quarter and with respect to Eurodollar Loans for Interest Periods beginning after the first day of the month following Lender’s receipt of Parent’s financial statements required by Section 6.1 for the applicable Fiscal Quarter. If Borrower shall not have timely delivered the financial statement required by Section 6.1, Applicable Margins shall be at Level III until such failure is cured.
          “Application” is defined in Section 2.2(b).
          “Authorized Representative” means those persons shown on the list of officers provided by Parent, as agent for Borrower, pursuant to Section 3.2(i) or on any update of any such list provided by Parent to the Lender, or any further or different officers of Parent so named by any Authorized Representative of Parent in a written notice to the Lender.

          “Base Rate” means for any day the greater of: (i) the rate of interest announced by the Lender from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Lender’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.
          “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a).
          “Borrower” is defined in the introductory paragraph of this Agreement.
          “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lender on a single date and, in the case of Eurodollar Loans, for a single Interest Period. A Borrowing is “advanced” on the day the Lender advances funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by Borrower pursuant to Section 2.4(a).
          “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Washington, D.C. and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.
          “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
          “Capital Stock” means, of any Person, any and all shares, interests, participations, or other equivalents (however designated) of such Person’s capital stock whether now issued or issued after the date of this Agreement.
          “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
          “Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit issued by the Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.
          “Change of Control” means either of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 51% or more of the outstanding equity interests of any Borrower or any Subsidiary on a fully-diluted basis, or (b) any “change of control” (or words of like import), as defined in any Material Agreement, shall occur.
          “Closing Date” means the date of this Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          “Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Lender, or any security trustee therefor, by the Collateral Documents.
          “Collateral Account” is defined in Section 7.4(b).
          “Collateral Documents” means the Security Agreements, Pledge Agreements and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability, or any part thereof.
          “Commitment” means, as to the Lender, the obligation to make Revolving Loans and to issue Letters of Credit for the account of Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $15,000,000, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.
          “Contemplated Subordinated Debt” means Indebtedness of Parent in the maximum principal amount of $6,700,000 that Parent expects to constitute Subordinated Debt, the proceeds of which are used to fund the Specified Restricted Payment or the purchase price of a Permitted Acquisition.
          “Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers or Parent, are treated as a single employer under Section 414 of the Code.
          “Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
          “Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.
          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
          “Dollars” and “$” each means the lawful currency of the United States of America.
          “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed and other tangible assets for such period, (d) amortization of intangible assets and capitalized curriculum development costs for such period, and (e) non-cash impairment charges, non-cash stock option expenses and one-time, non-cash charges for such period, minus the sum of (x) all amounts added in arriving at such Net Income in respect of federal, state and local income tax refunds and other similar tax benefits for such period and (y) one-time, non-cash benefits for such period.
          “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          “Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, production, mining or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
          “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.3(b).
          “Event of Default” means any event or condition identified as such in Section 7.1.
          “Existing Indebtedness” shall mean that Indebtedness described on Schedule 6.11 attached hereto.
          “Federal Funds Rate” means for any day the rate determined by the Lender to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Lender at approximately 10:00 a.m. (Washington, D.C. time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Lender for sale to the Lender at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Lender for which such rate is being determined.
          “Fiscal Quarter” means any of the fiscal quarters during a fiscal year ending March 31, June 30, September 30 and December 31, respectively.
          “Fiscal Year” means the fiscal year of Parent beginning on July 1 of each calendar year and ending on June 30 of the next calendar year.
          “Fixed Charges” means, with reference to any period, the sum of (a) all payments of principal made during such period with respect to Indebtedness of Parent and its Subsidiaries other than (1) principal payments of the Loans and (2) principal payments made with respect to the Shareholder Loan, (b) Interest Expense paid in cash during such period (excluding interest paid with respect to the Shareholder Loan), (c) federal, state, and local income taxes paid in cash by Parent and its Subsidiaries during such period, (d) Restricted Payments other than any Specified Restricted Payment paid during such period, and (e) Maintenance Capital Expenditures with respect to such period.
          “Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

          “Funds Transfer and Deposit Account Liability” means the liability of Parent or any of its Subsidiaries owing to the Lender, or any Affiliates of the Lender, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of Parent, Borrower and/or any Subsidiary now or hereafter maintained with the Lender or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to Parent, Borrower or any such Subsidiary by the Lender or its Affiliates.
          “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
          “Guarantor” means any party to a Guaranty.
          “Guaranty” and “Guaranties” each is defined in Section 4.2 hereof.
          “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
          “Hedging Liability” means the liability of Parent, Borrower or any Subsidiary to the Lender, or any Affiliates of the Lender, in respect of any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts, or other similar interest rate or currency or commodity hedging arrangements as Parent, Borrower or such Subsidiary, as the case may be, may from time to time enter into with the Lender or its Affiliates.
          “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.
          “Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services (including, without limitation any payment of the purchase price of the TW Acquisition made after the closing date thereof), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables, accrued expenses or other similar liabilities (including those incurred on the basis of recurring journal entries made from time to time) arising in the ordinary course of business.
          “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar month in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar month if such Loan is advanced, continued or created by conversion on the last day of a calendar month) and (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter; provided, however, that:
     (1) any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;
     (2) no Interest Period with respect to any Revolving Loan shall extend beyond the Termination Date;
     (3) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
     (4) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

          “Inventory” means all finished goods held for sale and raw materials and work in process in which the relevant Borrower or the relevant Subsidiary now has or hereafter acquires title to.
          “L/C Issuer” means PNC Bank, National Association, a national banking association.
          “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
          “L/C Sublimit” means the lesser of (a) $5,000,000 and (b) the Commitment, as reduced pursuant to the terms hereof.
          “Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.
          “Lender” means PNC Bank, National Association, a national banking association.
          “Lending Office” is defined in Section 8.5.
          “Letter of Credit” is defined in Section 2.2(a).
          “Leverage Ratio” means, at any time the same is to be determined, the ratio of Total Debt at such time to EBITDA for the four Fiscal Quarter period ended at such time.
          “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Lender for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Lender as part of such Borrowing.
          “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.
          “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
          “Loan” means any Revolving Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

          “Loan Documents” means this Agreement, the Note, the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
          “Maintenance Capital Expenditures” means, with respect to any period, the aggregate amount of all expenditures of Parent and its Subsidiaries during that period with respect to fixed or capital assets (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP as depreciable assets for the ongoing use or maintenance of the corporate information technology systems of Parent and its Subsidiaries (as opposed to expenditures that expand or enhance the capabilities thereof); provided, however, there shall be excluded from Maintenance Capital Expenditures those expenditures that are financed through Indebtedness permitted by Sections 6.11(d), 6.11(e) or 6.11(g).
          “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of Parent, Borrower or one or more of their Subsidiaries taken as a whole, (b) a material impairment of the ability of Parent, Borrower and their Subsidiaries taken as a whole to perform their obligations under any Loan Document or (c) a material adverse effect upon (1) the legality, validity, binding effect or enforceability against Parent, Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Lender thereunder or (2) the perfection or priority of any Lien granted under any Collateral Document.
          “Material Agreement” means (a) any indenture, agreement, lease, note or other document governing or relating to any material Indebtedness, and (b) any other agreement the breach, termination or loss of which would reasonably be expected to result in a Material Adverse Effect.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Net Income” means, with reference to any period, the net income (or net loss) of Parent and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Parent or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Parent or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries during such period.
          “Net Worth” means, at any time the same is to be determined, the total shareholders equity (including capital and accumulated surplus or deficit) that would appear on the balance sheet of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Note” means the Revolving Note.
          “Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Parent, Borrower or any of their Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
          “Parent” is defined in the introductory paragraph of this Agreement.
          “Participant” has the meaning assigned to such term in Section 9.9(b).
          “Patriot Act” is defined in Section 5.24.
          “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
          “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
               (1) the Acquired Business is engaged predominantly in the business of providing educational content or curricula management systems;
               (2) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, Borrower shall have complied with the requirements of Section 4 in connection therewith;
               (3) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.21 on a pro forma basis and Parent shall have delivered to the Lender a compliance certificate in the form of Exhibit A evidencing such compliance with Section 6.21;
               (4) either the Acquisition is the TW Acquisition or the aggregate purchase price of such Acquisition and all other Permitted Acquisitions other than the TW Acquisition does not exceed $10,000,000 plus the value of an unrestricted amount of Capital Stock of Parent which is not Redeemable Capital Stock;
               (5) if the Acquired Business has its primary operations within the United States of America, the purchase price of such Acquisition does not exceed $5,000,000 plus the value of an unrestricted amount of Capital Stock of Parent which is not Redeemable Capital Stock; and
               (6) if the Acquired Business does not have its primary operations within the United States of America, either the Acquisition is the TW Acquisition or the purchase price of such Acquisition does not exceed $2,000,000 plus the value of an unrestricted amount of Capital Stock of Parent which is not Redeemable Capital Stock.
          “Permitted Acquisition Cash Purchase Price” means, with respect to any period, the amount of the cash portion of the purchase price of all Permitted Acquisitions paid at the closing of each such Permitted Acquisition during such period in excess of the cash proceeds of any Indebtedness provided by third parties incurred by Parent or any Subsidiary within 60 days of the closing of such Permitted Acquisition to finance such cash portion of the purchase price of such Permitted Acquisitions.
          “Permitted Lien” is defined in Section 6.12.
          “Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
          “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
          “Pledge Agreements” mean the Pledge Agreements of even date herewith executed by Parent and any Guarantor in favor of the Lender pledging equity interests in Borrower and any other Subsidiary, as the same may be amended, modified, supplemented or restated from time to time, and “Pledge Agreement” means any of the Pledge Agreements.
          “Product Development Expenditures” means, with respect to any period, those expenditures of Parent and its Subsidiaries capitalized in accordance with GAAP for the design, development or improvement of Parent’s proprietary educational content and curricula.
          “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
          “RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.
          “Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to Parent, Borrower or any Subsidiary, evidenced by accounts or instruments.
          “Redeemable Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is, or upon the happening or an event or passage of time would be, required to be redeemed on or prior to the Termination Date; (b) is redeemable at the option of the holder thereof at any time prior to the Termination Date; or (c) is convertible into or exchangeable for debt securities at any time prior to the Termination Date; provided, however, that Redeemable Capital Stock shall not include shares of Parent’s Series C Preferred Stock issued as Series C PIK Dividends (in each case as defined in Parent’s certificate of incorporation as in effect on the date of this Agreement).
          “Reimbursement Obligation” is defined in Section 2.2(c).

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers and employees of such Person and of such Person’s Affiliates.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
          “Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of the Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
          “Responsible Officer” means each of the following officers of Parent: chief executive officer, chief operating officer and chief financial officer.
          “Restricted Payment” means:
               (a) the payment of any dividend on, or distribution in respect of, any shares of Parent’s Capital Stock (other than dividends or distributions payable in shares of Parent’s Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock);
               (b) the purchase, redemption, retirement for value, or other acquisition of and Capital Stock of Parent or any options, warrants or other rights to acquire such Capital Stock (other than Capital Stock issued upon the exercise of stock options and warrants in an aggregate amount after the date of this Agreement not in excess of $500,000); and
               (c) any principal payment on or voluntary repurchase, redemption, defeasement or other acquisition or retirement for value, prior to any scheduled principal payment, sinking fund payment or maturity, on or with respect to Subordinated Debt.
          “Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.1 and 2.2.
          “Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan and a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.
          “Revolving Note” is defined in Section 2.10(a).

          “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.
          “Security Agreement” means that certain Security Agreement dated the date of this Agreement between, as the case may be, Borrower or any Guarantor and the Lender, as the same may be amended, modified, supplemented or restated from time to time; and each Rider to Security Agreement between a Borrower or any Guarantor and the Lender as the same may be amended, modified, supplemented or restated from time to time; and “Security Agreements” means every Security Agreement.
          “Shareholder Loan” mean the Indebtedness of Parent to certain of its shareholders and their Affiliates in the outstanding amount of approximately $5,000,000 due December 31, 2006.
          “Specified Restricted Payment” means a cash dividend with respect to Parent’s Series C Convertible Preferred Stock to be paid from the proceeds of the Contemplated Subordinated Debt.
          “Subordinated Debt” means all Indebtedness of Borrower or Guarantor for money borrowed which is subject to, and is only entitled to the benefits of, terms and provisions (including maturity, amortization, acceleration, interest rate, sinking fund, collateral, covenant, default and subordination provisions) satisfactory in form and substance to the Lender, in each case as evidenced by its written approval thereof.
          “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Parent or of any of its direct or indirect Subsidiaries.
          “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).
          “Termination Date” means December 20, 2009 or such earlier date on which the Commitment is terminated in whole pursuant to Section 2.9, 7.2 or 7.3.
          “Total Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of Parent and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.
          “Total Debt to EBITDA” means, as of the last day of each Fiscal Quarter, Total Debt as of the determination date divided by EBITDA for the four Fiscal Quarters ended on the determination date.

          “TW Acquisition” means Parent’s proposed acquisition of 100% of the outstanding equity interests in Tutoring Worldwide, Inc. (a) for a purchase price not to exceed $7,000,000, (b) no more than $3,000,000 of which purchase price is payable in the form of cash or Indebtedness and (c) the balance of which purchase price is payable in the form of Capital Stock of Parent which is not Redeemable Capital Stock.
          “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
          “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
          “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
          “Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of Capital Stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Parent and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.
     1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Washington, D.C., time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the Commonwealth of Virginia as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.
     1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, Borrower or the Lender may by notice to the Lender and Borrower, respectively, require that the Lender and Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Parent and its Subsidiaries shall be the same as if such change had not been made. No delay by Borrower or the Lender in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
     2. The Credit Facilities.
     2.1 Commitment. Prior to the Termination Date, the Lender agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to Borrower from time to time up to the amount of the Commitment. As provided in Section 2.4(a), and subject to the terms hereof, Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.
     2.2 Letters of Credit.
          (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue letters of credit (each a “Letter of Credit”) for Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit.
          (b) Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of Borrower, issue one or more Letters of Credit in Dollars, in form and substance reasonably acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (1) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11(c), and (2) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.2).
          (c) The Reimbursement Obligations. Subject to Section 2.2(b), the obligations of Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of

Credit, except that reimbursement shall be made by no later than 12:00 Noon (Washington, D.C. time) on the date when each drawing is to be paid if Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Washington, D.C. time) on the date when such drawing is to be paid or, if notice of such drawing is given to Borrower after 11:30 a.m. (Washington, D.C. time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the L/C Issuer’s principal office in Washington, D.C. or such other office as the L/C Issuer may designate in writing to Borrower. In addition, Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.2(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, including without limitation (1) any lack of validity or enforceability of any Loan Document; (2) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (3) the existence of any claim, set-off, defense or other right Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Letter of Credit or Application or any unrelated transaction; (4) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (5) payment by the L/C Issuer under a Letter of Credit against presentation to the L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the L/C Issuer’s determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute fraud, gross negligence or willful misconduct of the L/C Issuer; or (6) any other act or omission to act or delay of any kind by the L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.2(c), constitute a legal or equitable discharge of Borrower’s obligations hereunder or under an Application.
          (d) Manner of Requesting a Letter of Credit. Borrower shall provide at least five (5) Business Days’ advance written notice to the L/C Issuer of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the L/C Issuer, in each case, together with the fees called for by this Agreement.
     2.3 Applicable Interest Rates.
          (a) Base Rate Loans. Each Base Rate Loan made or maintained by the Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).
          (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by the Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).
          (c) Default Rate. While any Event of Default exists or after acceleration, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:
          (1) for any Base Rate Loan, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and
          (2) for any Eurodollar Loan, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section 2.3(c) shall be made at the election of the Lender, with written notice to Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Lender.
          (d) Rate Determinations. The Lender shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
     2.4 Manner of Borrowing Loans and Designating Applicable Interest Rates.
          (a) Notice to the Lender. Borrower shall give notice to the Lender by no later than 10:00 a.m. (Washington, D.C. time): (1) at least 3 Business Days before the date on which Borrower requests the Lender to advance a Borrowing of Eurodollar Loans and (2) on the date Borrower requests the Lender to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.5 hereof, a portion thereof, as follows: (x) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (y) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Lender by telephone or facsimile transmission (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Lender. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Washington, D.C. time)

at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Borrower agrees that the Lender may rely on any such telephonic or telecopy notice given by any person the Lender in good faith believes is an Authorized Representative without the necessity of independent investigation (Borrower hereby indemnifies the Lender from any liability or loss ensuing from such good faith reliance except to the extent caused by the Lender’s gross negligence) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Lender has acted in good faith reliance thereon.
          (b) Notice to Borrower. If a notice from Borrower received pursuant to Section 2.4(a) requests the Lender to make Eurodollar Loans, the Lender shall give notice to Borrower of the interest rate applicable thereto promptly after the Lender has made such determination.
          (c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless Borrower has properly notified the Lender that Borrower intends to convert such Borrowing, subject to Section 3.1, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 2.7(a). If Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event Borrower fails to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Lender by 1:00 p.m. (Washington, D.C. time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
          (d) Disbursement of Loans. Not later than 1:00 p.m. (Washington, D.C. time) on the date of any requested advance of a new Borrowing, subject to Section 3, the Lender shall make the proceeds of each new Borrowing available to Borrower by crediting such proceeds to an account maintained with the Lender specified by Borrower in its notice requesting a Loan.
     2.5 Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $250,000. Without the Lender’s consent, there shall not be more than 5 Borrowings of Eurodollar Loans outstanding at any one time.
     2.6 Maturity of Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by Borrower on the Termination Date.
     2.7 Prepayments.
          (a) Voluntary. Borrower may prepay without premium or penalty (except as set forth in Section 8.1) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by Borrower to the Lender or, in the case of a Borrowing of Base Rate Loans, notice delivered by Borrower to the Lender no later than 10:00 a.m. (Washington, D.C. time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lender under Section 8.1; provided, however, except in the case where Borrower wishes to pay in full an outstanding Eurodollar Loan or all Base Rate Loans and except for any prepayment described in Section 2.7(b), Borrower may not partially repay a Borrowing (1) if such Borrowing is of Base Rate Loans, in a principal amount less than $100,000, (2) if such Borrowing is of Eurodollar Loans, in a principal amount less than $250,000, and (3) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding.
          (b) Mandatory.
          (1) Borrower shall, on each date the Commitment is reduced pursuant to Section 2.9, prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Commitment has been so reduced.
          (2) Unless Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lender under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 7.4.
     2.8 Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by Borrower under this Agreement and the other Loan Documents, shall be made by Borrower to the Lender by no later than 12:00 Noon (Washington, D.C. time) on the due date thereof at the office of the Lender in Washington, D.C. (or such other location as the Lender may designate in writing to Borrower). Any payments received after such time shall be deemed to have been received by the Lender on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim

     Anything contained herein to the contrary notwithstanding, (a) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (b) after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received by the Lender shall be applied as follows:
          (1) first, to the payment of any outstanding costs and expenses incurred by the Lender, and any security trustee therefor, in accordance with the terms and conditions of the Loan Documents, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which Borrower has agreed to pay the Lender under Section 9.12;
          (2) second, to the payment of any outstanding interest and fees due under the Loan Documents;
          (3) third, to the payment of principal on the Note, unpaid Reimbursement Obligations, together with amounts to be held by the L/C Issuer as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 (until the L/C Issuer is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability;
          (4) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Parent, Borrower and their Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer and Deposit Account Liability); and
          (5) fifth, to Borrower or whoever else may be lawfully entitled thereto.
     2.9 Voluntary Commitment Terminations. Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Lender, to terminate the Commitment in whole or in part, any partial termination to be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000, provided that the Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, and of L/C Obligations then outstanding. Any termination of the Commitment below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitment pursuant to this Section 2.9 may not be reinstated.
     2.10 The Note.
                (a) Issuance. The Revolving Loans made to Borrower by the Lender shall be evidenced by a single promissory note of Borrower issued to the Lender in the form of Exhibit D. Such promissory note is hereinafter referred to as a “Revolving Note.”
                (b) Outstanding Amount. The Lender shall record on its books and records or on a schedule to its Note the amount and type of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The Lender’s record thereof, whether shown on its books and records or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of Borrower to repay all Loans made to it together with accrued interest thereon. At the request of the Lender and upon the Lender’s tendering to Borrower the Note to be replaced, Borrower shall furnish a new Note to the Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.
     2.11 Fees.
                (a) Closing Fee. Borrower shall pay to the Lender a closing fee on the date hereof in the amount of $25,000.
                (b) Commitment Fee. Borrower shall pay to the Lender an unused commitment fee equal to the Applicable Margin applied to the daily average unused portion of the Commitment, payable quarterly in arrears commencing on December 31, 2006 and on the last day of each calendar quarter thereafter and when the Loans are due. The unused commitment fee shall be computed on the basis of a 365/366 day year (as the case may be).
                (c) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2, Borrower shall pay to the L/C Issuer a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days) applied to the face amount of such Letter of Credit and the term thereof. In addition, Borrower shall pay the L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.
                (d) Audit Fees. Borrower shall pay to the Lender charges for audits of the Collateral performed by the Lender or its agents or representatives in such amounts as the Lender may from time to time reasonably request (the Lender acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default (1) Borrower shall not be required to pay for any such audit if no Loans or L/C Obligations are outstanding at the time of such audit, and (2) Borrower shall not be required to pay for more than one such audit in any 12 month period.
     3. Conditions Precedent. The obligation of the Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:
          3.1 All Credit Events. At the time of each Credit Event hereunder:

                (a) Representations Correct. Each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date.
                (b) No Default. Parent, Borrower and each Subsidiary shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.
                (c) Within Commitment. After giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans and L/C Obligations under this Agreement shall not exceed the Commitment.
                (d) Notices. In the case of a Borrowing the Lender shall have received the notice required by Section 2.4(a), in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.11, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.11.
                (e) No Violation. Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender or the Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
     Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date of such Credit Event as to the facts specified in Sections 3.1(a) through 3.1(d).
          3.2 Initial Credit Event. Before or concurrently with the initial Credit Event:
                (a) Note. The Lender shall have received a duly executed Note of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10.
                (b) Guaranties. The Lender shall have received the Guaranties duly executed by each Guarantor.
                (c) Security Agreements. The Lender shall have received the Security Agreements duly executed by Borrower and the Guarantors, together with (1) UCC financing statements to be filed against each of them, as debtor, in favor of the Lender, as secured party, and (2) deposit account, securities account, and commodity account control agreements to the extent requested by the Lender;
                (d) Pledge Agreements. The Lender shall have received the Pledge Agreements duly executed by Parent and any Guarantor together with the documents required by the Pledge Agreements.

                (e) Evidence of Insurance. The Lender shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Lender as lender loss payee.
                (f) Governing Documents. The Lender shall have received copies of each Borrower’s and Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance;
                (g) Authorizing Resolutions. The Lender shall have received copies of resolutions of each Borrower’s and Guarantor’s governing body authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on Borrower’s or Guarantor’s behalf, all certified in each instance;
                (h) Good Standing. The Lender shall have received copies of the certificates of existence or good standing, as appropriate, for each Borrower and Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign organization.
                (i) Authorized Representatives. The Lender shall have received a list of the Authorized Representatives.
                (j) Fees. The Lender shall have received the initial fees called for by Section 2.11.
                (k) Diligence. The Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of Parent and Borrower, and the lack of material contingent liabilities of Parent and Borrower.
                (l) Lien Searches. The Lender shall have received financing statement, tax, and judgment lien search results against the Property of Borrower and each Guarantor evidencing the absence of Liens on its respective Property except for Permitted Liens.
                (m) Opinion of Counsel. The Lender shall have received the favorable written opinion of counsel to Borrower, in form and substance satisfactory to the Lender.
                (n) Other Documents. The Lender shall have received such other agreements, instruments, documents, certificates, and opinions as it may reasonably request.
     4. The Collateral and Guaranties.
          4.1 Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Subsidiary in all Inventory, Receivables, monies and deposit accounts, tangible personal property, real estate, contract rights (to the extent permissible under applicable law and the terms of the underlying contracts), chattel paper and general intangibles whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Lender, Liens on local petty cash deposit accounts maintained by Borrower and the Subsidiaries in proximity to their operations need not be perfected, provided that the total amount on deposit at any one time not so perfected shall not exceed $50,000 in the aggregate and Liens on payroll accounts maintained by Borrower and the Subsidiaries need not be perfected, provided that the total amount on deposit at any time does not exceed the current amount of their payroll obligations. Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens subject, however, to the Permitted Liens and the proviso appearing at the end of the immediately preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Lender.
          4.2 Guaranties. The payment and performance of all Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Subsidiary of Parent (other than a Borrower) pursuant to one or more guaranty agreements in form and substance acceptable to the Lender, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).
          4.3 Further Assurances. Borrowers agree that each of them shall, and shall cause each Subsidiary to, from time to time at the reasonable request of the Lender, execute and deliver such documents and do such acts and things as the Lender may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. If Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, such Person shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Lender may then reasonably require, and Borrower shall also deliver to the Lender, or cause such Subsidiary to deliver to the Lender, at Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Lender in connection therewith.
     5. Representations and Warranties. Borrower represents and warrants to the Lender and agrees, that all representations and warranties of and by Borrower made in the Loan Documents or any instruments or documents delivered pursuant thereto constitute the joint and several representations and warranties of and by each and all Borrowers, except to the extent explicitly otherwise provided, and further that:
          5.1 Organization and Qualification. Parent and each of its Subsidiaries (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has the power and authority to own its property and to transact the business in which it is engaged and (3) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification and where the lack of such qualification or good standing could reasonably be expected to have a Material Adverse Effect.

          5.2 Authority and Enforceability. Each of Parent and Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Lender the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary that is not also Borrower, if any, has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Lender the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and by each Subsidiary that is not also Borrower, if any, have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of organization or incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of the Lender pursuant to the Collateral Documents.
          5.3 Financial Reports. The audited consolidated financial statements of Parent dated June 30, 2005, the unaudited consolidated financial statements of Parent dated June 30, 2006, and the unaudited interim consolidated financial statements of Parent dated September 30, 2006, for the 3 months then ended, heretofore furnished to the Lender, fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis, except that such unaudited statements to not contain the footnote disclosures required by GAAP and that such unaudited interim statements may exclude immaterial adjustments (that are to be reflected in year-end adjustments). Neither Parent nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on the notes to the audited consolidated financial statements of Parent dated June 30, 2005, or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.
          5.4 No Material Adverse Change. Since June 30, 2006, except as set forth on Schedule 5.4, there has been no Material Adverse Effect.
          5.5 Litigation and other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of Parent and its Subsidiaries, threatened against Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

          5.6 True and Complete Disclosure. To their best knowledge, all information furnished by or on behalf of Parent or any of its Subsidiaries in writing to the Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material.
          5.7 Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by Borrower for working capital purposes and other general business or corporate purposes of Parent and its Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by Parent or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of Parent and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.
          5.8 Taxes. Parent and each of its Subsidiaries has timely filed or caused to be timely filed (or filed, or caused to be filed, a proper extension to allow later filing of) all tax returns required to be filed by Parent and/or any of its Subsidiaries and the failure of which could reasonably be expected to result in a Material Adverse Effect. Parent and each of its Subsidiaries has paid all taxes, assessments and other governmental charges payable by them other than taxes, assessments and other governmental charges which are not delinquent or are being contested in good faith with adequate reserves established therefor in accordance with GAAP and as to which no Liens exist, except for Permitted Liens.
          5.9 ERISA. Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Parent and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA.
          5.10 Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of Parent, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of Parent in each class of Capital Stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.
          5.11 Compliance with Laws. Parent and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          5.12 Environmental Matters. To the best of its knowledge, Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. There are no pending with respect to which it has received written notice or, to the best knowledge of Parent and its Subsidiaries, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against Parent or any of its Subsidiaries or any real property, including leaseholds, owned or operated by Parent or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by Parent or any of its Subsidiaries that, to the best knowledge of Parent and its Subsidiaries, could reasonably be expected (1) to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any such real property, or (2) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by Parent or any of its Subsidiaries under any applicable Environmental Law. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by Parent or any of its Subsidiaries where such Release, individually, may reasonably be expected to require Parent or any of its Subsidiaries to expend in excess of $10,000 in response costs under any applicable Environmental Law.
          5.13 Investment Company. Neither Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          5.14 Intellectual Property. Parent and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.
          5.15 Good Title. Parent and its Subsidiaries have good and marketable title, or valid leasehold interests, to their material assets as reflected on Parent’s most recent consolidated balance sheet provided to the Lender, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.
          5.16 Labor Relations. Neither Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (1) no strike, labor dispute, slowdown or stoppage pending against Parent or any of its Subsidiaries or, to the best knowledge of Parent and its Subsidiaries, threatened against Parent or any of its Subsidiaries and (2) to the best knowledge of Parent and its Subsidiaries, no union representation proceeding is pending with respect to the employees of Parent or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (1) or (2) above) such as could not reasonably be expected to have a Material Adverse Effect.

          5.17 Capitalization. All outstanding equity interests of Parent and each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of Parent or any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in Parent or any Subsidiary except as set forth on Schedule 5.17.
          5.18 Other Agreements. Neither Parent nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting Parent, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
          5.19 Governmental Authority and Licensing. Parent and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending and for which Parent or any of its Subsidiaries has received written notice or, to the knowledge of Parent and its Subsidiaries, threatened.
          5.20 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Parent or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
          5.21 Affiliate Transactions. Except as set forth on Schedule 5.21, neither Parent nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Borrower or Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Parent or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
          5.22 Solvency. Parent and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business.
          5.23 OFAC. Neither Parent nor any of its Subsidiaries is (1) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (3) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
          5.24 Patriot Act. Parent and each of its Subsidiaries is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,

2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     6. Covenants. Each Borrower covenants and agrees, jointly and severally, that, so long as any Loans or Letter of Credit are available to Borrower hereunder and until all Obligations are paid in full:
          6.1 Information Covenants. Parent will furnish to the Lender:
               (a) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter, Parent’s consolidated and consolidating balance sheet as at the end of such quarter and the related consolidated and consolidating statement of operations for such quarter and for the elapsed portion of the Fiscal Year-to-date period then ended, each in reasonable detail, prepared in accordance with GAAP, setting forth comparative consolidated figures for the corresponding periods in the prior Fiscal Year of Parent and comparable consolidated budgeted figures for the current Fiscal Quarter and the elapsed portion of the Fiscal Year-to-date period then ended, all of which shall be certified by the chief financial officer or other officer of Parent, acceptable to the Lender that they fairly present in all material respects in accordance with GAAP the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
               (b) Annual Statements. Within 120 days after the close of each Fiscal Year of Parent, a copy of Parent’s consolidated and consolidating balance sheet as of the last day of the Fiscal Year then ended and Parent’s consolidated and consolidating statement of operations and consolidated statements of shareholders equity and cash flows for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the consolidated figures for the previous Fiscal Year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by Parent and reasonably acceptable to the Lender, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Parent and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year of Parent then ended and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.
               (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b), a certificate of the chief financial officer or other officer of Parent acceptable to the Lender in the form of Exhibit A (x) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions Borrower is taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (z) showing Borrowers’ compliance with the covenants set forth in Section 6.21.
               (d) Budgets. As soon as available, but in any event at least 90 days after the first day of each Fiscal Year of Parent, a budget in form reasonably satisfactory to the Lender (including budgeted consolidated statements of operations and cash flows for Parent and its Subsidiaries) of Parent and its Subsidiaries in reasonable detail for the four Fiscal Quarters of the current Fiscal Year of Parent and, with appropriate discussion, the principal assumptions upon which such budget is based.
               (e) Contract Backlog Report. As soon as available, but in any event at least 90 days after the first day of each Fiscal Year of Parent, a contract backlog report for all contracts that generate at least $1,000,000 in annual revenue in form reasonably satisfactory to the Lender (including, without limitation, a summary of all such contract terms) of Parent and its Subsidiaries in reasonable detail as of the first day of each such Fiscal Year of Parent.
               (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any Responsible Officer of Parent or Borrower obtains knowledge thereof, notice of (1) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto, (2) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
               (g) Management Letters. Promptly upon presentation to Parent or Parent’s audit committee, a copy of each report or any “management letter” submitted to Parent or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.
               (h) Environmental Matters. Promptly upon, and in any event within five Business Days after any Responsible Officer of Parent or Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which may reasonably be expected to have a Material Adverse Effect: (1) any notice of Environmental Claim against Parent or any of its Subsidiaries or any real property owned or operated by Parent or any of its Subsidiaries; (2) any condition or occurrence on or arising from any real property owned or operated by Parent or any of its Subsidiaries that (A) results in noncompliance by Parent or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any such real property; (3) any condition or occurrence on any real property owned or operated by Parent or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by Parent or any of its Subsidiaries of such real property under any Environmental Law; and (4) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent’s or such Subsidiary’s response thereto. In addition, Parent and Borrower agree to provide the Lender with copies of all material written communications by Parent or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (1)-(4) above, and such detailed reports relating to any of the matters set forth in clauses (1)-(4) above as may reasonably be requested by the Lender.
               (i) Other Information. From time to time, such other information or documents (financial or otherwise) as the Lender may reasonably request in writing.
          6.2 Inspections. Parent will, and will cause each Subsidiary to, permit officers, representatives and agents of the Lender, to visit and inspect any Property of Parent or such Subsidiary, and, subject to Section 2.11(d), to examine the books of account of Parent or such Subsidiary and discuss the affairs, finances and accounts of Parent or such Subsidiary with its and their executive officers and independent accountants, all at such reasonable times and with reasonable notice as the Lender may request.
          6.3 Maintenance of Property, Insurance, etc. Parent will, and will cause each of its Subsidiaries to, (1) keep its material property, plant and equipment in reasonably good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (2) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Lender upon written request full information as to the insurance so carried. In any event, Parent shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.
          6.4 Preservation of Existence. Parent will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, permits, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by Parent or any of its Subsidiaries, or the merger or consolidation between or among the Subsidiaries of Parent.
          6.5 Compliance with Laws. Parent shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to its property or business operations, where any such non-compliance could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its material Property.
          6.6 ERISA. Parent shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its material Property. Parent shall, and shall cause each of its Subsidiaries to, promptly notify the Lender of: (a) the occurrence of any material reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any material Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any material Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Parent or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Parent or any Subsidiary with respect to any post-retirement Welfare Plan benefit.
          6.7 Payment of Taxes. Parent will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.
          6.8 Contracts With Affiliates. Except with respect to contracts, agreements and business arrangements solely among Borrower and Guarantors, Parent shall not, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to Parent or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
          6.9 No Changes in Fiscal Year. Parent shall not, nor shall it permit any of its Subsidiaries to, change the Fiscal Year from its present basis.
          6.10 Change in the Nature of Business. Parent shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of Parent or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
          6.11 Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;
               (a) To Lender. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of Parent and its Subsidiaries owing to the Lender (and its Affiliates);
               (b) Existing Indebtedness. Existing Indebtedness;
               (c) Intercompany Indebtedness. intercompany Indebtedness among Parent and its Subsidiaries to the extent permitted by Section 6.14;
               (d) Purchase Money Indebtedness. purchase money Indebtedness (excluding Capitalized Lease Obligations) of Parent and its Subsidiaries in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;
               (e) Capitalized Lease Obligations. Capitalized Lease Obligations of Parent and its Subsidiaries in an amount not to exceed the amounts set forth below at the times set forth below in the aggregate at any one time outstanding:

Period	Limitation
From the Closing Date through June 30, 2007	$6,500,000
From July 1, 2007 through June 30, 2008	$13,000,000
From July 1, 2008 through the Termination Date	$15,500,000
               (f) Subordinated Debt. the Contemplated Subordinated Debt; and
               (g) Other Indebtedness. unsecured Indebtedness of Parent and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.
          6.12 Liens. Parent will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):
               (a) Taxes. inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7 or, if such taxes are due and payable, the Person owing such taxes is contesting such taxes in good faith and by appropriate proceedings and appropriate reserves have been provided for such taxes;
               (b) Statutory Liens. Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Parent or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business other than deposits securing Reclamation Bonds, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
               (c) Mechanics’ Liens. mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
               (d) To Lender. Liens created by or pursuant to this Agreement and the Collateral Documents;
               (e) Operating Leases. any interest or title of a lessor under any operating lease;

               (f) Other Permitted Liens. Liens on property of Parent or any Subsidiary created solely for the purpose of securing indebtedness permitted by Sections 6.11(d) or 6.11(e) representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of Parent or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
               (g) Easement. easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Parent or any Subsidiary;
               (h) Contemplated Subordinated Debt. Liens on the Collateral subordinate to the Lien of the Lender securing the Contemplated Subordinated Debt; and
               (i) Existing Indebtedness. those Liens described on Schedule 6.12 hereto securing Existing Indebtedness.
          6.13 Consolidation, Merger, Sale of Assets, etc. Parent will not, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:
               (a) Inventory. the sale and lease of Inventory in the ordinary course of business;
               (b) Obsolete Property. the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of Parent or any of its Subsidiaries, has become uneconomic, obsolete or worn out;
               (c) Intercompany Sales. the sale, transfer, lease, or other disposition of Property of Parent and its Wholly-owned Subsidiaries (except any Foreign Subsidiaries) to one another;
               (d) Permitted Acquisitions. any merger or consolidation as part of a Permitted Acquisition;
               (e) Intercompany Mergers. the merger of any Wholly-owned Subsidiary (except any Foreign Subsidiaries) with and into Parent or any other Wholly-owned Subsidiary (except any Foreign Subsidiaries), provided that, in the case of any merger involving Parent, Parent is the legal entity surviving the merger; and
               (f) Other Sales. the sale, transfer, lease, or other disposition of Property of Parent or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Parent and its Subsidiaries not more than $4,000,000 during any Fiscal Year of Parent.
          6.14 Advances, Investments and Loans. Parent will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:
               (a) Receivables. Receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
               (b) Contract Advances. Advances made in the ordinary course of business and pursuant to contractual terms to schools or school districts in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;
               (c) Cash Equivalents. investments in Cash Equivalents;
               (d) Disputed Amounts. investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
               (e) Subsidiaries. Parent’s investments from time to time in its Subsidiaries that are also Borrowers or Guarantors, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries that are also Borrowers or Guarantors;
               (f) Intercompany. intercompany advances made from time to time among Borrower and any one or more Subsidiaries that are also Guarantors in the ordinary course of business;
               (g) Permitted Acquisitions. Permitted Acquisitions;
               (h) Hedging Liability. Hedging Liability; and
               (i) Other. Other investments, loans and advances in addition to those otherwise permitted by this Section 6.14 in an amount not to exceed $500,000 in the aggregate at any one time outstanding.
          6.15 Restricted Payments by Parent. Parent shall not make any Restricted Payments other than the Specified Restricted Payment.
          6.16 Limitation on Restrictions. Parent will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or other equity interests owned by Parent or any other

Subsidiary, (b) pay or repay any Indebtedness owed to Parent or any other Subsidiary, (c) make loans or advances to Parent or any other Subsidiary, (d) transfer any of its Property to Parent or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Lender or (f) guaranty the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability.
          6.17 Limitation on Issuances of New Equity by Subsidiaries. Parent will not permit any of its Subsidiaries to issue any new Capital Stock (including by way of sales of treasury stock) or other equity interests or any options or warrants to purchase, or securities convertible into, Capital Stock or other equity interests, except for transfers and replacements of then outstanding shares of Capital Stock or other equity interests.
          6.18 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent will not, nor will it permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that each Borrower and its Wholly-owned Subsidiaries shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least 30 days written notice thereof is given to the Lender from the time such Subsidiary is formed, and Parent and its Subsidiaries timely comply with the requirements of Section 4 (at which time Section 5.10 shall be deemed to include a reference to such Subsidiary).
          6.19 OFAC. Parent will not, nor will it permit any of its Subsidiaries to, (1) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (2) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (3) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
          6.20 Operating Accounts. Parent and each of its Subsidiaries shall maintain all of its primary or substantial operating and depository accounts at the Lender; provided, however, Parent and its Subsidiaries may maintain depository accounts having insignificant balances in jurisdictions in which they operate and in which the Lender does not maintain a presence.
          6.21 Financial Covenants.
               (a) Maximum Leverage Ratio. Borrower shall not, as of the last day of each Fiscal Quarter of Parent, permit the Leverage Ratio to be more than 2.50 to 1.00.
               (b) Minimum Net Worth. Borrower shall not, as of the last day of each Fiscal Year of Parent, permit Net Worth to be less than the total of (1) 85% of Net Worth as of the Closing Date plus (2) 50% of cumulative Net Income of Parent from the Closing Date to the determination date minus (3) 85% of all Specified Restricted Payments made by Parent.
               (c) Minimum Accumulated Cash. Borrower shall not, as of the last day of each Fiscal Quarter, permit the Accumulated Cash to be less than $0.

     7. Events of Default and Remedies.
          7.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
               (a) Payment. default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of or interest on any Note or any other Obligation payable hereunder or under any other Loan Document, provided, however that if Parent has in effect an auto-debit arrangement with the Lender with respect to periodic interest payments due on the Loans, no such default shall constitute an Event of Default until 2 Business Days shall have elapsed;
               (b) Covenants. default in the observance or performance of any covenant set forth in Section 6.9, 6.11, 6.12, 6.13, 6.14, 6.16, 6.18, 6.19, 6.20 or 6.21 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
               (c) Other Loan Document Agreements. default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to Borrower by the Lender;
               (d) Representations and Warranties. any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Lender pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the making or deemed making thereof;
               (e) Other Loan Documents. any event occurs or condition exists (other than those described in Sections 7.1(a) through 7.1(d)) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Lender in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or Parent, any Guarantor or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
               (f) Other Obligations to Lender. default shall occur under any Indebtedness or other obligation of Parent or any Subsidiary in favor of the Lender or its Affiliates;
               (g) Cross Default. default shall occur under any Indebtedness of Parent or any Subsidiary aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the Indebtedness aggregating in excess of $1,000,000 may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

               (h) Judgments. any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Parent or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
               (i) Pension Liabilities. Parent or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Parent or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Parent or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
               (j) Material Adverse Effect. in the exercise of the Lender’s good faith judgment, the Lender shall have determined that a Material Adverse Effect has occurred or will occur, provided, however, that if Lender shall have so determined that a Material Adverse Effect will occur, it shall provide Parent with prior written notice reasonable under the circumstances of such determination;
               (k) Change of Control. any Change of Control shall occur;
               (l) Insolvency. Parent, any Guarantor or any Subsidiary shall (1) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (2) not pay, or admit in writing its inability to pay, its debts generally as they become due, (3) make an assignment for the benefit of creditors, (4) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (5) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (6) take any business or corporate action in furtherance of any matter described in parts (1) through (5) above, or (7) fail to contest in good faith any appointment or proceeding described in Section 7.1(l);
               (m) Appointment of Receiver. a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 7.1(l)(5) shall be instituted against Parent or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

               (n) Extension of Mandatory Redemption Date. Parent’s failure on or before September 30, 2008 to extend the mandatory redemption date of Parent’s preferred stock to a date after March 15, 2010; or
               (o) Extension of Maturity Dates. Parent’s failure on or before October 15 of each year during the term of the Commitment to extend the maturity of the Contemplated Subordinated Debt to a date at least 14 1/2 months after such October 15.
          7.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in Sections 7.1(l) or 7.1(m) has occurred and is continuing, the Lender may, by written notice to Borrower: (a) terminate the remaining Commitment and all other obligations of the Lender hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately pay to the Lender the full amount then available for drawing under each or any Letter of Credit, and Borrower agrees to immediately make such payment and acknowledge and agree that the Lender would not have an adequate remedy at law for failure by Borrower to honor any such demand and that the Lender shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.
          7.3 Bankruptcy Defaults. When any Event of Default described in Sections 7.1(l) or 7.1(m)has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately pay to the Lender the full amount then available for drawing under all outstanding Letters of Credit, Borrower acknowledging and agreeing that the Lender would not have an adequate remedy at law for failure by Borrower to honor any such demand and that the Lender shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
          7.4 Collateral for Undrawn Letters of Credit.
               (a) Obligation to Provide. If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7(b) or under Section 7.2 or 7.3, Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Lender as provided in Section 7.4(b).
               (b) Use of Collateral. All amounts prepaid pursuant to Section 7.4(a) shall be held by the Lender in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Lender (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Lender, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Lender. If and when requested by Borrower, the Lender shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Lender is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from Borrower to the L/C Issuer; provided, however, that if (1) Borrower shall have made payment of all such obligations referred to in subsection (a) above, (2) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (3) no Letters of Credit, Commitment, Loans or other Obligations remain outstanding hereunder, then the Lender shall release to Borrower any remaining amounts held in the Collateral Account.
          7.5 Expenses. Borrower agrees to pay to the Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Parent or any Subsidiary as a debtor thereunder).
     8. Change in Circumstances and Contingencies.
          8.1 Funding Indemnity. If the Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:
     (1) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
     (2) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.4(a),
     (3) any failure by Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

     (4) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of the Lender, Borrower shall pay to the Lender such amount as will reimburse the Lender for such loss, cost or expense. If the Lender makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.
          8.2 Illegality. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for the Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, the Lender shall promptly give notice thereof to Borrower and the Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for the Lender to make or maintain Eurodollar Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to the Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from the Lender by means of Base Rate Loans.
          8.3 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans the Lender determines that:
     (1) deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
     (2) (A) LIBOR as determined by the Lender will not adequately and fairly reflect the cost to the Lender of funding its Eurodollar Loans for such Interest Period or (B) the making or funding of Eurodollar Loans has become impracticable, then the Lender shall forthwith give notice thereof to Borrower, whereupon until the Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make Eurodollar Loans shall be suspended.
          8.4 Yield Protection.
               (a) Taxes and Reserves. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (1) shall subject the Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note, its Letter(s) of Credit, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or shall change the basis of taxation of payments to the Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of the Lender or its Lending Office imposed by the jurisdiction in which the Lender’s principal executive office or Lending Office is located); or
     (2) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Lender (or its Lending Office) or shall impose on the Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Note, its Letter(s) of Credit, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit;
and the result of any of the foregoing is to increase the cost to the Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender (accompanied by a certificate of the Lender explaining such increase in cost and the calculation thereof in reasonable detail), Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.
               (b) Capital. If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender (accompanied by a certificate of the Lender explaining such reduction and the calculation thereof in reasonable detail), Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

               (c) Certificate. A certificate of the Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.
          8.5 Lending Offices. The Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to Borrower. To the extent reasonably possible, the Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of Borrower to the Lender under Section 8.4 or to avoid the unavailability of Eurodollar Loans under Section 8.3, so long as such designation is not disadvantageous to the Lender.
          8.6 Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, the Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if the Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
          8.7 Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of the Lender’s execution of this Agreement, any Affiliate of the Lender with whom Parent or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.8 and Section 4 hereof.
     9. Miscellaneous.
          9.1 Withholding Taxes. Each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by the jurisdiction in which its principal executive office or Lending Office is located) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that the Lender would have received had such withholding not been made. If the Lender pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse the Lender for that payment on demand in the currency in which such payment was made. If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment.
          9.2 No Waiver, Cumulative Remedies. No delay or failure on the part of the Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Lender and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
          9.3 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
          9.4 Documentary Taxes. Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
          9.5 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
          9.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lender of amounts sufficient to protect the yield of the Lender with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, and 9.12, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
          9.7 Notices.
               (a) Addresses and Times. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Lender and Borrower given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt.

If to Parent or Borrower:	K12 Inc.
2300 Corporate Park Drive
Herndon, Virginia 20171
Attention: Chief Financial Officer

With a copy (which shall not constitute	K12 Inc.
notice) to:	2300 Corporate Park Drive
Herndon, Virginia 20171
Attention: General Counsel

and to:	Kelley Drye & Warren LLP
8000 Towers Crescent Drive, Suite 1200
Vienna, Virginia 22182
Attention: Joseph B. Hoffman

If to Lender:	PNC Bank, National Association
808 17th Street NW
Washington, D.C. 20006-3944
Attention: Christine E. Whitney

With a copy (which shall not constitute	Greenebaum Doll & McDonald PLLC
notice) to:	255 East Fifth Street, Suite 2800
Cincinnati, Ohio 45202
Attention: Michael H. Brown
     Each such notice, request or other communication shall be effective (1) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section prior to 5:00 pm Washington, D.C. time on a Business Day and otherwise on the next Business Day and a confirmation of such facsimile has been received by the sender, (2) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (3) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof prior to 5:00 pm Washington, D.C. time on a Business Day and otherwise on the next Business Day; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.
               (b) Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
          9.8 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
          9.9 Successors and Assigns; Assignments and Participations.
               (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor Parent may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Lender, and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (1) by way of participation in accordance with the provisions of Section 9.9(b) or (2) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.9(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.9(b) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Participations. Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (1) the Lender’s obligations under this Agreement shall remain unchanged, (2) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) Borrower and L/C Issuer shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.
               Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Section 9.10 that affects such Participant. Subject to Section 9.9(c), Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4(b) to the same extent as if it were the Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.13 as though it were the Lender.
               (c) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4(a) than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’ prior written consent. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) if it were the Lender shall not be entitled to the benefits of Section 9.1 unless the sale of the participation to such Participant is made with Borrower’ prior written consent.
               (d) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

          9.10 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) Borrower, (b) the Lender, and (c) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer.
          9.11 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
          9.12 Costs and Expenses; Indemnification.
               (a) Obligation to Pay. Borrowers agree to pay all costs and expenses of the Lender payable to third parties in connection with the preparation, negotiation, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of outside counsel to the Lender, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Lender and payable to third parties in connection with periodic collateral filing fees and lien searches. Borrower further agrees to indemnify the Lender, and its directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may reasonably pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the fraud, gross negligence or willful misconduct of the party claiming indemnification. Borrower, upon demand by the Lender at any time, shall reimburse the Lender for any reasonable legal or other expenses incurred and payable to third parties in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the fraud, gross negligence or willful misconduct of the party to be indemnified. The obligations of Borrower under this Section 9.12 shall survive the termination of this Agreement.
               (b) Indemnity. Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenant not to sue for any claim for contribution against, the Lender for any Damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (1) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Parent, Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (2) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder by Parent, Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (3) any claim for personal injury or property damage in connection with Parent, Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (4) the inaccuracy or breach of any environmental representation, warranty or covenant by Parent, Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for Damages arising from the fraud, willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of the Lender, its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.
          9.13 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender and each subsequent holder of any Obligation is hereby authorized by each of Parent and Borrower at any time or from time to time, without notice to Parent, Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of Parent or Borrower, whether or not matured, against and on account of the Obligations of Borrower to the Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) the Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Note and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
          9.14 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
          9.15 Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the Commonwealth of Virginia.
          9.16 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
          9.17 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Borrower, guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Lender may have received hereunder shall, at the option of the Lender, be (1) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (2) refunded to Borrower, or (3) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Borrower, guarantor or endorser shall have any action against the Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until the Lender has received the amount of interest which the Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.
          9.18 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
          9.19 USA Patriot Act. The Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the Patriot Act.
          9.20 Submission to Jurisdiction; Waiver of Jury Trial. Each of the Lender, Parent and Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Virginia and of any Virginia State court sitting in Fairfax County, Virginia for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the Lender, Parent and Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Parent, Borrower and the Lender hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

     [Signature Page to Follow]

     In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

K12 Inc.

By:

John F. Baule, Executive Vice President (“Borrower”)

School Leasing Corporation

By:

John F. Baule, Executive Vice President (“Borrower”)

American School Supply Corporation

By:

John F. Baule, Executive Vice President (“Borrower”)

PNC Bank, National Association

By:

Christine E. Whitney, Vice President (“Lender” and “L/C Issuer”)